Exhibit 5.1

[Letterhead of Sills Cummis & Gross, P.C.]

February 13, 2008

Platinum Energy Resources, Inc.
25 Philips Parkway
Montvale, New Jersey 07645

Ladies and Gentlemen:

We have acted as counsel for Platinum Energy Resources, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”), relating to the registration of 7,692,308 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share, issued by the Company in connection with its acquisition of substantially all of the assets of Tandem Energy Corporation. The Registration Statement relates to the distribution of the Shares by Tandem Energy Holdings, Inc., a Nevada corporation (“Tandem”), to the shareholders of Tandem as part of Tandem’s dissolution and winding -up of its affairs and the distribution of its assets pursuant to Nevada law.

In our capacity as corporate counsel and in connection with the rendering of the opinion set forth below, we have examined originals or photostatic copies, certified or otherwise authenticated to our satisfaction, of the certificate of incorporation and the by-laws of the Company, in each case as amended and restated, as applicable, and such other documents, corporate records, agreements, certificates (including certificates from certain officers of the Company) and other instruments and have made such investigation of law and fact, all as we have deemed necessary or appropriate under the circumstances for the purpose of this opinion.

In our examination, we have assumed, without any investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents purporting to be originals and the conformity to originals of all documents purporting to be copies.

We are members of the Bar of the State of New Jersey. We express no opinion with respect to the laws of any jurisdiction other than the State of New Jersey, the Delaware General Corporation Law and the federal laws of the United States of America.

Subject to the foregoing and the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

This opinion letter speaks only as of the date hereof, and we hereby expressly disclaim any duty to update any of the statements or opinions made herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the prospectus contained within the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sills Cummis & Gross, P.C.